EXHIBIT 4.16

FIRST SUPPLEMENTAL INDENTURE, dated as of May 24, 2004 (the “First Supplemental Indenture”), by and between UAP Holding Corp., a Delaware corporation (the “Company”), and JPMorgan Chase Bank, as trustee under the Indenture referred to below (the “Trustee”).

W I T N E S S E T H:

WHEREAS, the Company has heretofore executed and delivered to the Trustee an indenture (the “Indenture”) dated as of January 26, 2004 providing for the issuance of $125,000,000 aggregate principal amount at maturity of its 10¾% Senior Discount Notes due 2012 (the “Notes”);

WHEREAS, pursuant to Section 9.02 of the Indenture, the Company and the Trustee may (subject to certain exceptions), with the written consent of the Holders of at least a majority in aggregate principal amount at maturity of the Notes outstanding voting as a single class (the “Requisite Consents”), including, without limitation, consents obtained in connection with a tender offer for the Notes, amend or supplement the Indenture for the purpose of adding any provisions to or changing in any manner or eliminating any of the provisions of the Indenture or modifying in any manner the rights of Holders of the Notes; and

WHEREAS, the Company has offered to purchase for cash all of the outstanding Notes upon the terms and subject to the conditions set forth in the Offer to Purchase and Consent Solicitation Statement and the related Letter of Transmittal and Consent dated April 26, 2004, as supplemented by the Supplement thereto dated May 6, 2004 (together, as amended, supplemented or modified from time to time, the “Offer”); and

WHEREAS, the consummation of the Offer is conditioned upon, among other things, proposed amendments (the “Proposed Amendments”) to the Indenture set forth herein having been consented to by the Requisite Consents (and a supplemental indenture in respect thereof having been executed and delivered) with the effectiveness of such Proposed Amendments being subject to the acceptance for purchase by the Company of the Notes pursuant to the Offer (the “Acceptance”); and

WHEREAS, the Company has received and delivered to the Trustee the Requisite Consents to effect the Proposed Amendments under the Indenture and has delivered an Officers’ Certificate to the Trustee so certifying; and

WHEREAS, the Company has been authorized by a resolution of its Board of Directors to enter into this First Supplemental Indenture.

NOW, THEREFORE, in consideration of the premises and the mutual agreements contained herein and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto agree as follows for the benefit of each other party and for the equal and ratable benefit of the Holders of the Notes:

AMENDMENT

1.1	Amendment of Article 1.

Effective upon, and subject only to, the Acceptance, the provisions of Article 1 of the Indenture are amended by deleting, in their entirety, those terms, and the respective meanings assigned thereto, that are referred to solely in the provisions of those Sections and subsections of the Indenture (other than Article 1) that will be amended by deleting the text of such Section or subsection, as the case may be, in its entirety (and inserting in lieu thereof the phrase “[intentionally omitted]”), as a result of the execution of this First Supplemental Indenture.

1.2	Amendment of Section 4.03.

Effective upon, and subject only to, the Acceptance, the provisions of Section 4.03 of the Indenture are amended by deleting the text of such Section in its entirety and inserting in lieu thereof the phrase “[intentionally omitted].”

1.3	Amendment of Section 4.04(b).

Effective upon, and subject only to, the Acceptance, Section 4.04(b) is amended by deleting the text of such subsection in its entirety and inserting in lieu thereof the phrase “[intentionally omitted].”

1.4	Amendment of Section 4.05.

Effective upon, and subject only to, the Acceptance, the provisions of Section 4.05 of the Indenture are amended by deleting the text of such Section in its entirety and inserting in lieu thereof the phrase “[intentionally omitted].”

1.5	Amendment of Section 4.07.

Effective upon, and subject only to, the Acceptance, the provisions of Section 4.07 of the Indenture are amended by deleting the text of such Section in its entirety and inserting in lieu thereof the phrase “[intentionally omitted].”

1.6	Amendment of Section 4.08.

Effective upon, and subject only to, the Acceptance, the provisions of Section 4.08 of the Indenture are amended by deleting the text of such Section in its entirety and inserting in lieu thereof the phrase “[intentionally omitted].”

1.7	Amendment of Section 4.09.

Effective upon, and subject only to, the Acceptance, the provisions of Section 4.09 of the Indenture are amended by deleting the text of such Section in its entirety and inserting in lieu thereof the phrase “[intentionally omitted].”

1.8	Amendment of Section 4.10.

Effective upon, and subject only to, the Acceptance, the provisions of Section 4.10 of the Indenture are amended by deleting the text of such Section in its entirety and inserting in lieu thereof the phrase “[intentionally omitted].”

1.9	Amendment of Section 4.11.

Effective upon, and subject only to, the Acceptance, the provisions of Section 4.11 of the Indenture are amended by deleting the text of such Section in its entirety and inserting in lieu thereof the phrase “[intentionally omitted].”

1.10	Amendment of Section 4.12.

Effective upon, and subject only to, the Acceptance, the provisions of Section 4.12 of the Indenture are amended by deleting the text of such Section in its entirety and inserting in lieu thereof the phrase “[intentionally omitted].”

1.11	Amendment of Section 4.13.

Effective upon, and subject only to, the Acceptance, the provisions of Section 4.13 of the Indenture are amended by deleting the text of such Section in its entirety and inserting in lieu thereof the phrase “[intentionally omitted].”

1.12	Amendment of Section 4.14.

Effective upon, and subject only to, the Acceptance, the provisions of Section 4.14 of the Indenture are amended by deleting the text of such Section in its entirety and inserting in lieu thereof the phrase “[intentionally omitted].”

1.13	Amendment of Section 4.15.

Effective upon, and subject only to, the Acceptance, the provisions of Section 4.15 of the Indenture are amended by deleting the text of such Section in its entirety and inserting in lieu thereof the phrase “[intentionally omitted].”

1.14	Amendment of Section 4.16.

Effective upon, and subject only to, the Acceptance, the provisions of Section 4.16 of the Indenture are amended by deleting the text of such Section in its entirety and inserting in lieu thereof the phrase “[intentionally omitted].”

1.15	Amendment of Section 4.17.

Effective upon, and subject only to, the Acceptance, the provisions of Section 4.17 of the Indenture are amended by deleting the text of such Section in its entirety and inserting in lieu thereof the phrase “[intentionally omitted].”

1.16	Amendment of Section 5.01(a)(4).

Effective upon, and subject only to, the Acceptance, the provisions of Section 5.01(a)(4) of the Indenture are amended by deleting the text of such Section in its entirety and inserting in lieu thereof the phrase “[intentionally omitted].”

1.17	Amendment of Sections 6.01(3), 6.01(4) and 6.01(5).

Effective upon, and subject only to, the Acceptance, the provisions of Sections 6.01(3), 6.01(4) and 6.01(5) of the Indenture are amended by deleting the text of each of such Sections in its entirety and inserting in lieu thereof the phrase “[intentionally omitted].”

1.18	Amendment of Section 10.04(2)(b).

Effective upon, and subject only to, the Acceptance, the provisions of Section 10.04(2)(b) of the Indenture are amended by deleting the text of such Section in its entirety and inserting in lieu thereof the phrase “[intentionally omitted].”

MISCELLANEOUS

1.19	Interpretation.

Upon execution and delivery of this First Supplemental Indenture, the Indenture shall be modified and amended in accordance with this First Supplemental Indenture, and all the terms and conditions of both shall be read together as though they constitute one instrument, except that, in case of conflict, the provisions of this First Supplemental Indenture will control. The Indenture, as modified and amended by this First Supplemental Indenture, is hereby ratified and confirmed in all respects and shall bind every Holder of the Notes. In case of conflict between the terms and conditions contained in the Notes and those contained in the Indenture, as modified and amended by this First Supplemental Indenture, the provisions of the Indenture, as modified and amended by this First Supplemental Indenture, shall control.

1.20	Conflict with Trust Indenture Act.

If any provision of this First Supplemental Indenture limits, qualifies or conflicts with any provision of the Trust Indenture Act of 1939 (the “TIA”) that is required under the TIA to be part of and govern any provision of this First Supplemental Indenture, the provision of the TIA shall control. If any provision of this First Supplemental Indenture modifies or excludes any provision of the TIA that may be so modified or excluded, the provision of the TIA shall be deemed to apply to the Indenture as so modified or to be excluded by this First Supplemental Indenture.

1.21	Severability.

In case any provision in this First Supplemental Indenture shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

1.22	Terms Defined in the Indenture.

All capitalized terms not otherwise defined herein shall have the meanings ascribed to them in the Indenture.

1.23	Headings.

The Article and Section headings of this First Supplemental Indenture have been inserted for convenience of reference only, are not to be considered a part of this First Supplemental Indenture and shall in no way modify or restrict any of the terms or provisions hereof.

1.24	Benefits under First Supplemental Indenture, etc.

Nothing in this First Supplemental Indenture or the Notes, express or implied, shall give to any Person, other than the parties hereto and thereto and their successors hereunder and thereunder and the Holders of the Notes, any benefit of any legal or equitable right, remedy or claim under the Indenture, this First Supplemental Indenture or the Notes.

1.25	Successors.

All agreements of the Company in this First Supplemental Indenture shall bind their respective successors. All agreements of the Trustee in this First Supplemental Indenture shall bind its successors.

1.26	The Trustee.

The Trustee shall not be responsible in any manner whatsoever for or in respect of the validity or sufficiency of this First Supplemental Indenture or for or in respect of the recitals contained herein, all of which are made solely by the Company.

1.27	Certain Duties and Responsibilities of the Trustee.

In entering into this First Supplemental Indenture, the Trustee shall be entitled to the benefit of every provision of the Indenture relating to the conduct or affecting the liability or affording protection to the Trustee, whether or not elsewhere herein so provided.

1.28	Governing Law.

THE INTERNAL LAW OF THE STATE OF NEW YORK WILL GOVERN AND BE USED TO CONSTRUE THIS FIRST SUPPLEMENTAL INDENTURE WITHOUT GIVING EFFECT TO APPLICABLE PRINCIPLES OF CONFLICTS OF LAW TO THE

EXTENT THAT THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION WOULD BE REQUIRED THEREBY.

1.29	Counterpart Originals.

The parties may sign any number of copies of this First Supplemental Indenture. Each signed copy shall be an original, but all of them together represent one and the same agreement.

[signature page follow]

IN WITNESS WHEREOF, the parties hereto have caused this First Supplemental Indenture to be duly executed, all as of the date first above written.

UAP HOLDING CORP.

By:	/S/ DAVID W. BULLOCK
NAME: David W. Bullock TITLE: Chief Financial Officer

JPMORGAN CHASE BANK, as Trustee

By:	/S/ JAMES D. HEANEY
NAME: James D. Heaney TITLE: Vice President